EXHIBIT 21.1

Vanguard Natural Resources, LLC
OWNERSHIP LIST
as of December 31, 2009

	Place of		Percentage
Entity Name	Incorporation	Owner	Ownership

Trust Energy Company, LLC	Kentucky	Vanguard Natural Gas, LLC	100%

Ariana Energy, LLC	Tennessee	Vanguard Natural Gas, LLC	100%

Vanguard Natural Gas, LLC	Kentucky	Vanguard Natural Resources, LLC	100%

VNR Holdings, LLC	Delaware	Vanguard Natural Gas, LLC	100%

Vanguard Permian, LLC	Delaware	Vanguard Natural Gas, LLC	100%

VNR Finance Corp.	Delaware	Vanguard Natural Resources, LLC	100%